EXHIBIT 99.3

                                   FORM 10-QSB


                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             Washington, D.C. 20219




[X] Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarterly Period Ended March 31, 1999.

                                       or

[ ] Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period from _____________ to
      ___________


OCC File Number:
                  -------------------------

                            SIX RIVERS NATIONAL BANK
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             United States                            68-0176905
    -------------------------------              ----------------------
    (State or other jurisdiction of              IRS Employer ID Number
    incorporation or organization)

                     402 F Street, Eureka, California 95501
                    ----------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (707) 443-8400
                                                           --------------

Former name, former address and former fiscal year, if changed since last report: Not applicable.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of March 31,1999: 1,461,642.

Transitional Small Business Disclosure Format (check one) Yes [ ] No [X]

PART I.           FINANCIAL INFORMATION
ITEM 1.           FINANCIAL STATEMENTS

                               SIX RIVERS NATIONAL BANK
                               CONDENSED BALANCE SHEETS
                         (in thousands except share amounts)


                                                            MARCH 31,
                                                              1999      DECEMBER 31,
                                                           (UNAUDITED)     1998
                                                           -----------  ------------
ASSETS
Cash and Cash Equivalents:
    Cash and due from banks                                 $   8,205    $   8,357
    Federal funds sold & repurchase agreements                  2,000        9,330
                                                            ---------    ---------
        Total cash and cash equivalents                        10,205       17,687

Interest bearing deposits in other financial
    institutions, at fair value                                 6,486        6,196
Hed to maturity securities, at cost                             1,485        1,485
Available for sale securities, at fair value                   64,543       64,792
                                                            ---------    ---------
    Total securities                                           66,028       61,277
Loans held for sale                                            20,951       17,125
Loans receivable                                               87,417       89,903
    Less:  Allowance for loan losses                           (2,925)      (2,802)
           Deferred loan fees, net                                (45)         (75)
                                                            ---------    ---------
    Net loans receivable                                       84,447       87,026
Interest receivable and other assets                            5,026        3,586
Premises and equipment, net of accumulated
    depreciation and amortization                               4,612        5,094
Goodwill and core deposit intangible, net of amortization       4,815        4,891
Other real estate owned                                           275          354
                                                            ---------    ---------
TOTAL ASSETS                                                $ 202,844    $ 203,236
                                                            =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
    Deposits:
        Noninterest-bearing                                 $  22,917    $  25,260
        Interest-bearing                                      128,176      134,385
        Time, $100,000 and over                                23,072       23,287
                                                            ---------    ---------
            Total deposits                                    174,165      182,932
Other borrowed funds                                            8,847          677
Interest payable and other liabilities                          1,051        1,107
                                                            ---------    ---------
Total liabilities                                           $ 184,062    $ 184,716
                                                            ---------    ---------

STOCKHOLDERS' EQUITY:
    Common stock,  $5.00  par  value,  authorized
        10,000  shares;  outstanding, 1,461,642
        at March 31, 1999 and December 31, 1998                 7,308        7,308
    Additional paid in capital                                 12,063       12,063
    Accumulated deficit                                          (495)        (816)
    Accumulated other comprehensive loss, net of tax:             (95)         (35)
                                                            ---------    ---------
        Total stockholders' equity                             18,781       18,520
                                                            ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 202,843    $ 203,236
                                                            =========    =========

See notes to condensed financial statements (unaudited).

                            SIX RIVERS NATIONAL BANK
                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)
                  (in thousands except for earnings per share)


                                                   THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                        1999     1998
                                                       ------   ------
INTEREST INCOME
  Loans and loan fees                                  $2,479   $2,245
  Securities:
    U.S. Treasury securities and government agencies      813      673
    Other                                                 262       72
  Federal funds sold & repurchase agreements               57      509
                                                       ------   ------
  Total interest income                                 3,611    3,499
INTEREST EXPENSE:
  Deposits                                              1,368    1,458
  Other borrowings                                         89       19
                                                       ------   ------
  Total interest expense                                1,457    1,477
                                                       ------   ------
NET INTEREST INCOME                                     2,154    2,022
PROVISION FOR LOAN LOSSES                                 150      140
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                             2,004    1,882
NONINTEREST INCOME:
  Customer service fees                                   298      279
  Other income                                            109       87
                                                       ------   ------
  Total noninterest income                                407      366
NONINTEREST EXPENSE:
  Salaries and employee benefits                        1,010      815
  Occupancy                                               279      269
  Other                                                   576      611
                                                       ------   ------
  Total noninterest expense                             1,865    1,695
                                                       ------   ------
INCOME BEFORE PROVISION
  FOR INCOME TAXES                                        546      553
PROVISION FOR INCOME TAXES                                225      227
                                                       ------   ------
NET INCOME                                             $  321   $  326
                                                       ======   ======
EARNINGS PER SHARE
  Basic                                                $ 0.22   $ 0.23
                                                       ======   ======
  Diluted                                              $ 0.22   $ 0.22
                                                       ======   ======



See notes to condensed financial statements (unaudited).

                                      SIX RIVERS NATIONAL BANK
                                 CONDENSED STATEMENTS OF CASH FLOWS
                                             (Unaudited)
                            (in thousands except for earnings per share)
                             THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                 1999        1998
                                                                               --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                  $    321    $    326
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                  138         203
     Amortization and accretion on securities                                                    31
     Origination of loans held for sale                                          (3,826)     (6,699)
     Provision for deferred taxes                                                                15
     Provision for loan losses                                                      150         140
     Effect of changes in:
       Accrued interest receivable and other assets                                 295          76
       Accrued interest payable and other liabilities                               (56)         48
                                                                               --------    --------

   Net cash used in operating activities                                         (2,978)     (5,860)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of available-for-sale securities                                  (4,829)    (48,240)
     Proceeds from maturities, calls, or repayments of available
       for sale securities                                                                      641
     Purchases of FHLB, Fed Reserve & other securities                           (1,006)
     Net change in interest bearing deposits in other financial institutions       (290)       (198)
     Net change in loans receivable                                               2,370      (6,120)
     Proceeds from sale of repossessed property                                      79
     Purchases of premises and equipment                                           (231)       (116)
                                                                               --------    --------

Net cash used in investing activities                                            (3,907)    (54,033)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                                      (8,767)        236
   Net change in other borrowed funds                                             8,170       1,091
   Common stock options exercised                                                               161
                                                                               --------    --------

Net cash provided by (used in) financing activities                                (597)      1,488
                                                                               --------    --------

DECREASE IN CASH AND CASH EQUIVALENTS                                            (7,482)    (58,405)

CASH AND CASH EQUIVALENTS, beginning of period                                   17,687      76,835
                                                                               --------    --------

CASH AND CASH EQUIVALENTS, end of period                                       $ 10,205    $ 18,430
                                                                               ========    ========


ADDITIONAL INFORMATION:
   Cash paid during the period for:
     Interest                                                                  $  1,393    $    971
                                                                               ========    ========

See notes to condensed financial statements (unaudited).

                            SIX RIVERS NATIONAL BANK
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                        MARCH 31, 1999 and MARCH 31, 1998
               AND THE THREE MONTHS ENDED MARCH 31, 1999 and 1998


NOTE A-BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Six Rivers National Bank (the Bank) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. They do not, however, include all the information and footnotes required by generally accepted accounting principles for annual financial statements. For further information refer to the Bank's financial statements and notes thereto included in the Bank's annual report on Form 10-KSB for the fiscal year ended December 31, 1998. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.


NOTE B-COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. The Bank's only source of other comprehensive income is derived from unrealized gains and losses on investment securities held-for-sale. Reclassification adjustments resulting from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose are excluded from comprehensive income of the current period. The Bank's total comprehensive earnings were as follows:

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                          (IN THOUSAND)
                                                                  -----------------------------
                                                                      1999              1998
                                                                  ------------     ------------
          Net Income                                              $        321     $        326
          Other comprehensive Income (loss)
            Unrealized holding loss on available
              for sale securities (net of taxes of $69 and $38)            (95)             (53)
                                                                  ------------     ------------
          Total Comprehensive Income                              $        226     $        273
                                                                  ============     ============

NOTE C-EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock.

There was no difference in the numerator used in the calculation of basic earnings per share and diluted earnings per share. The following reconciles the denominator used in the calculation of basic earnings per common share and diluted earnings per common and equivalent share for each of the periods indicated:

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                    (DOLLARS IN THOUSANDS)
                                                               --------------------------------
                                                                   1999                  1998
                                                               ------------       -------------
             Calculation of Basic Earnings Per Share
             Numerator - net income                            $        321       $         326
             Denominator - weighted average common
               shares outstanding                                 1,461,642           1,436,438
                                                               ------------       -------------
             Total Comprehensive Income                        $       0.22       $        0.23
                                                               ============       =============


             Calculation of Basic Earnings Per Share
             Numerator - net income                            $        321       $         326
             Denominator:
               Weighted average common   shares outstanding       1,461,642           1,436,438
               Dilutive effect of outstanding options                10,482              31,917
                                                               ------------       -------------
             Weighted average common shares outstanding -
               diluted                                            1,472,124           1,468,355
                                                               ============       =============
             Diluted Earning Per Share                         $       0.22       $        0.22
                                                               ============       =============

NOTE D-CONSENT ORDER

On April 12, 1999 the Office of the Comptroller of the Currency required the Bank to enter into a Consent Order ("Order"). The language of the Order requires that the Bank formulate and implement a plan to strengthen its policies and procedures relative to its loan administration, credit and collateral exceptions, classified assets, allowances for loan losses and violations of law related to lending limits. The Board of Directors has agreed to execute this Order and is in the process of completing an action plan detailing the actions necessary to comply with the Order.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Bank's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, the following factors: risks related to the Bank's ability to manage growth, particularly growth in its commercial loan portfolio, competition from other financial institutions in the Bank's markets, changes in the general economic climate, the results of regulatory oversights of the Bank, changes in the interest rate environment and adverse changes in the general economic conditions, either nationally or regionally, which may impact the credit quality and therefore impact the Bank's level of provisions for possible loan losses.

The following discussion provides additional information about the results of operations and financial condition of the Bank for the three-month period ended March 31, 1999 and 1998. The following discussion should be read in conjunction with the financial statements of the Bank and the notes thereto.

SUMMARY OF FINANCIAL RESULTS

As of March 31, 1999, total assets of the Bank were $202.8 million, net loans totaled $105.4 million (including loans held for sale) and deposits totaled $174.2 million. Total assets remained stable while net loans increased 1.2% or approximately $1.2 million from $104.2 million as of December 31, 1998 (including loans held for sale). Deposits decreased 4.8% or approximately $8.7 million to $174.2 million from $182.9 million as of December 31, 1998.

NET INCOME

Net income for the three months ending March 31, 1999 and 1998 totaled $321,000 and $326,000, respectively, a decrease of 1.5%. Diluted earnings per share were $0.22 for the three months ending March 31, 1999 and 1998. The Bank's annualized return on average assets for March 31, 1999 and 1998 was 0.63% and 0.67% respectively. The Bank's annualized return on average equity was 6.94% and 6.70% for March 31, 1999 and 1998, respectively.

NET INTEREST INCOME AND NET INTEREST MARGIN

For the three months ended March 31, 1999, net interest income was $2,154,000, an increase of $132,000 or 6.5% from $2,022,000 for the three months ended March 31, 1998. Net interest margin (net interest income as a percentage of average interest-earning assets) was 4.61% for the three months ended March 31, 1999 and 4.64% for the three months ended March 31, 1998. The decrease in net interest margin is due primarily to a decline in interest rates. The increase in net interest income resulted from higher average earning asset levels. The average rate on interest earning assets as of March 31, 1999 was 7.73% compared with 8.04% for the first quarter of 1998. The decrease in the average rate on earning assets was partially offset by a decrease in the average rate paid on interest-bearing liabilities. For the quarter ending March 31, 1999, the average rate paid on interest-bearing liabilities was 3.69%, compared with 4.01% for the quarter ended March 31, 1998. At March 31, 1999 loans as a percentage of total deposits were 62.2% and at March 31, 1998, the ratio was 57.0%.

The following tables present condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of its funds for each of the periods indicated. Nonaccrual loans are included in the tables for computational purposes, but the foregone interest on such loans is excluded.

                         AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                                          (Dollars in thousands)

                                                  MARCH 31, 1999                    MARCH 31, 1998
                                         -------------------------------   ------------------------------
                                                     INTEREST                         INTEREST
                                         AVERAGE      INCOME/    AVERAGE   AVERAGE     INCOME/    AVERAGE
                                         BALANCE      EXPENSE     RATE     BALANCE     EXPENSE     RATE
                                         --------    ---------   -------   --------   ---------  --------
ASSETS
INTEREST-EARNING ASSETS
Interst-bearing deposits in other
  financial institutions                $   6,458    $      94      5.82% $   3,895   $      65      6.68%
Federal funds sold and repurchase
  agreements                                4,795           57      4.72     35,680         509      5.71
Taxable investment securities              63,787          922      5.78     42,692         673      6.31
Nontaxable investment securities (1)        4,165           59      5.70        511           7      5.48
LOANS:(2)
CommerciaL                                 54,464        1,221      8.96     53,314       1,288      9.66
Real estate mortgage and construction      34,733          679      7.82     21,235         457      8.61
Installment and other                      18,479          429      9.29     16,857         400      9.49
Fees on Loans                                              150                              100
                                         --------    ---------   -------   --------   ---------  --------
Total Loans                               107,677        2,479      9.21     91,406       2,245      9.82
                                         --------    ---------   -------   --------   ---------  --------
Total earning assets                      186,881        3,611      7.73    174,184       3,499      8.04

NONEARNING ASSETS
Cash and due from banks                     5,876                             9,477
Premises and equipment                      4,575                             4,436
Interest receivable and other assets        9,445                             5,173
Allowance for loan losses                  (2,925)                           (1,107)
Other real estate owned                       406                               384
                                         --------                          --------
Total nonearning assets                    17,377                            18,363
                                         --------                          --------
TOTAL ASSETS                             $204,258                          $192,547
                                         ========                          ========

LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money
  market deposits                        $ 82,418    $     481      2.34%  $ 75,693   $     507      2.68%
Time deposits                              70,924          887      5.00     70,291         951      5.41
                                         --------    ---------   -------   --------   ---------  --------
    Total interest-bearing deposits       153,342        1,368      3.57    145,984       1,458      3.99
Other borrowed funds                        4,771           89      7.46      1,222          19      6.22
                                         --------    ---------   -------   --------   ---------  --------
    Total interest-bearing liabilities    158,113        1,457      3.69%   147,206       1,477      4.01%
                                         --------    ---------   -------   --------   ---------  --------
NONINTEREST-BEARING LIABILITIES
Demand deposits                            23,699                            24,652
Accrued interest, taxes and other
  liabilities                               3,968                               921
                                         --------                          --------
    Total noninterest-bearing
      liabilities                          27,667                            25,573
                                         --------                          --------
    Total liabilities                     185,780                           172,779
Shareholders' equity                       18,478                            19,768
                                         --------                          --------
    Total liabilities and shareholders'
      equity                             $204,258                          $192,547
                                         ========                          ========
Net interest income                                  $   2,154                        $   2,022
                                                     =========                        =========
Net interest spread (3)                                             4.04%                            4.02%
                                                                 =======                         ========
Net interest margin (4)                                             4.61%                            4.64%
                                                                 =======                         ========

(1) Interest on municipal securities is not computed on a tax-equivalent  basis.
(2) Includes loans on nonaccrual but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

The following table sets forth, for the period indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances (volume) and changes in average interest rates. Nonaccrual loans are included in the table for computational purposes, but the foregone interest on such loans is excluded.

                            RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                                       (Dollars in thousands)


                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1999
                                                                         COMPARED TO
                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1998
                                                           ---------------------------------------
                                                                        CHANGE DUE TO
                                                           ---------------------------------------
                                                            AVERAGE         AVERAGE
                                                             VOLUME           RATE         TOTAL
                                                           ----------      ----------   ----------
          INTEREST INCOME
          Interest-bearing deposits in other financial
            institutions                                   $       43      $      (14)  $       29
          Federal funds sold                                     (441)            (12)        (453)
          Taxable investment securities                           333             (83)         250
          Nontaxable investment securities                         50               2           52
          Total loans                                             400            (166)         234
                                                           ----------      ----------   ----------
              Total interest income                        $      385      $     (273)  $      112
                                                           ==========      ==========   ==========
          INTEREST EXPENSE
          Demand, savings and money market deposits        $       45      $      (71)  $      (26)
          Time deposits                                             9             (73)         (64)
          Other borrowings                                         55              15           80
                                                           ----------      ----------   ----------
          Total interest expense                                  109            (129)         (20)
                                                           ----------      ----------   ----------

          Net interest margin                              $      276      $     (144)  $      132
                                                           ==========      ==========   ==========

NONINTEREST INCOME AND EXPENSE

Non Interest Income

For the three months ended March 31, 1999, noninterest income was $407,000, an increase of 11.2% or $41,000 from the same period in 1998. The increase was mainly due to an increase in other fee income, primarily the realization of the increased value of the Bank's mortgage servicing asset.

Non Interest Expense

For the three months ended March 31, 1999, noninterest expenses totaled $1,865,000, compared with $1,695,000 for the three months ended March 31, 1998. The increase in noninterest expense was primarily due to an increase in personnel expenses which increased 23.9% or $195,000 from $815,000 as of March 31, 1998 to $1,010,000 for the quarter ended March 31, 1999. The increase in personnel expense was due primarily to an increase in employees related to the commercial lending and credit administration functions. The decrease in "other" noninterest expenses to $576,000 in the first quarter of 1999 from $611,000 for the same period in 1998 was the result of lower problem loan expenses and reduced correspondent bank service charges.

Provision for Income Taxes

For the three months ended March 31, 1999, the provision for income taxes was $225,000 on income before income taxes of $546,000, for an effective tax rate of 41.2%. For the three months ended March 31, 1998, the provision for income taxes was $227,000 on income before income taxes of $553,000, for an effective tax rate of 41.0%.

Financial Condition

Investment Portfolio

As of March 31, 1999, investment securities comprised 33.6% of total assets and 36.8% of interest-earning assets. The Bank classifies all of its securities as available-for-sale except equity securities of the Federal Home Loan Bank, the Federal Reserve and others that the Bank does not intend to sell. Such equity securities are included in other assets and carried at amortized cost. The following table sets forth the composition of the investment portfolio by major categories at March 31, 1999 and December 31, 1998.

                                        INVESTMENT PORTFOLIO
                                       (Dollars in thousands)

                                                          AT MARCH 31, 1999    AT DECEMBER 31, 1998
                                                         -------------------   --------------------
                                                         AMORTIZED   FAIR      AMORTIZED    FAIR
                                                           COST      VALUE       COST       VALUE
                                                         ---------  --------   ---------  --------
     AVAILABLE FOR SALE SECURITIES:                      $  1,499   $  1,497   $  1,499   $  1,504
     U.S. Treasury securities                              23,968     23,958     22,566     22,465
     Federal National Mortgage Association Securities      18,467     18,467     12,524     12,531
     Federal Home Loan Mortgage Corporation Securities     14,310     14,361     11,147     11,145
     Corporate and other securities                           506        522        507        529
     Obligations of foreign governments                     5,790      5,738     11,608     11,618
                                                         ========   ========   ========   ========
     Other U.S. government agency securities             $ 64,540   $ 64,543   $ 59,851   $ 59,792
                                                         ========   ========   ========   ========
         Total Investments

     HELD TO MATURITY SECURITIES:
     Corporate and other securities                      $  1,485   $  1,485   $  1,485   $  1,500
                                                         ========   ========   ========   ========

The Bank does not own securities of a single issuer (other than U.S. Government agencies and corporations) whose aggregate book value is in excess of 10% of its total equity.



Loan Portfolio

The following table shows the composition of the Bank's loan portfolio by amount and percentage of total loans in each major loan category at the dates indicated.

                          COMPOSITION OF LOAN PORTFOLIO
                             (Dollars in thousands)

                                AT MARCH 31, 1999         AT DECEMBER 31, 1998
                             ------------------------  ------------------------
                               AMOUNT       PERCENT      AMOUNT       PERCENT
                             -----------  -----------  ----------   -----------
     Commercial              $    34,085         31.5% $   33,634          31.4%
     Real estate-commercial       22,042         20.3      23,440          21.9
     Real estate-mortgage (1)     41,007         37.8      36,956          34.5
     Real estate-construction      4,007          3.7       4,907           4.6
     Installment                   7,227          6.7       8,091           7.6
                             -----------  -----------  ----------   -----------
         Total               $   108,368        100.0% $  107,028         100.0%
                             ===========  ===========  ==========   ===========


Commercial loans at March 31, 1999 included approximately $13,400,000 in loans with government-guarantees ranging from 64% to 90% of the principal balance.

At March 31, 1999, the Bank had approximately $12,000,000 in undisbursed loan commitments. This compares with undisbursed commitments of approximately $14,279,000 at December 31, 1998. Standby letters of credit were not significant at March 31, 1999 or December 31, 1998.


Summary of Loan Loss Experience

The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                            ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                                      FOR THE THREE  FOR THE YEAR
                                                      MONTHS ENDED      ENDED
                                                        MARCH 31,    DECEMBER 31,
                                                          1999          1998
                                                      -------------  ------------
     Balance at beginning of period                     $  2,802       $  1,159
     Loans charged off:
       Commercial                                              1          1,952
       Real estate-construction                               --              3
       Real estate-mortgage                                   --             --
       Installment                                            45            395
                                                        --------       --------
         Total charge-offs                                    46          2,350
     Recoveries
       Commercial                                              6             49
       Real estate-construction                                2             --
       Real estate-mortgage                                   --             --
       Installment                                            11             40
                                                        --------       --------
         Total recoveries                                     19             89
                                                        --------       --------
     Net charge-offs                                          27          2,261
     Provision for loan losses                               150          3,904
                                                        --------       --------
     Balance at end of period                           $  2,925       $  2,802
                                                        ========       ========
     Total loans at end of period                       $108,368       $107,028
                                                        ========       ========
     Average total loans outstanding                    $107,677       $102,481
     Net charge-offs to average loans                       0.10%          2.21%
     Allowance for Loan Losses to nonperforming loans      94.75%         89.18%
     Allowance for Loan Losses to total loans               2.70%         2.62%

The Bank maintains an allowance for loan losses to absorb inherent losses in the portfolio. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral. The allowance for possible loan losses is a general reserve available against the total loan portfolio and off balance sheet items. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgement of information available to them at the time of their examination. At March 31, 1999, based on known information, management believed that the allowance for loan losses was adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit as of such date.

The evaluation process is designed to determine the adequacy of the allowance for loan losses. This process attempts to assess the risk of losses inherent in the portfolio by segregating the allowance for loan losses into two components:
"Specific" and "General." The specific component is established by allocating a portion of the allowance for loan losses to individual classified credits on the basis of specific circumstances and assessments. In determining the general component of the allowance for loan loss, management takes into consideration growth trends in the portfolio, examination results of financial institution supervisory authorities, prior loan loss experience, concentrations of credit risk, delinquency trends, collateral coverage, general economic conditions, the interest rate environment and internal and external credit reviews. In addition, the risks management considers vary depending on the nature of the loan.

The allowance for loan losses is based on estimates. Realized future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Bank's borrowers, and thereby cause loan losses to exceed the current allowance. In addition, there can be no assurance that future economic or other factors will not adversely affect the Bank's borrowers, or that the Bank's asset quality may not deteriorate through rapid growth, failure to maintain appropriate underwriting standards, failure to maintain an adequate number of qualified loan personnel, failure to identify and monitor potential problem loans or for other reasons, and thereby cause loan losses to exceed the current allowance.

As of March 31, 1999, the allowance for possible loan losses was approximately $2,925,000 compared to approximately $2,802,000 at December 31, 1998, an increase of 4.4%. When a loan is considered uncollectible by management it is charged against the allowance for loan losses. Any recoveries of previously charged off loans are credited back to the allowance. Net charge-offs for the quarter ended March 31, 1999 were approximately $27,000, a decrease of 69.7% compared to approximately $89,000 for March 31, 1998. For the three months ending March 31, 1999 the Bank's provision for loan losses totaled $150,000, an increase of $10,000 from $140,000 for the quarter ending March 31, 1998.



NONPERFORMING ASSETS

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and consist of nonaccrual loans, accruing loans past due 90 days or more and restructured loans.

The following table summarizes the Bank's nonperforming assets at the dates indicated.

                                                  AT MARCH 31, AT DECEMBER 31,
                                                      1999          1998
                                                  ------------ ---------------
          Nonaccrual Loans                          $  2,832      $  2,896
          Accruing loans past due 90 days or more         17             4
          Restructured loans                             238           242
            Total nonperforming loans                  3,087         3,142
          Other real estate owned                        275           354
                                                    --------      --------
            Total nonperforming assets              $  3,362      $  3,496
                                                    ========      ========

          Nonperforming loans to total loans            2.85%         2.94%
          Nonperforming assets to total assets          1.66%         1.72%

The Bank generally places loans on nonaccrual status and accrued but unpaid interest is reversed against the current year's income when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income only when management believes the remaining principal balance is fully collectible. Loans not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

A restructured loan is a loan on which interest accrues at a below-market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is recorded on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

Management defines impaired loans as those loans, regardless of past due status, on which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection process has been exhausted. Impaired loans are valued on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Impaired loans as of March 31, 1999, and December 31, 1998 were $3,087,000 and $3,137,000. The total allowance for loan losses related to those loans at March 31, 1999 was $1,283,000, compared to $869,000 at December 31, 1998. Zero income was recognized for impaired loans for the three months ended March 31, 1999.


LIQUIDITY

Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet the cash flow requirements of the Bank. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. A bank may achieve desired liquidity from both assets and liabilities. Cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales are sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are sources of liability liquidity.

The Bank reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Bank maintains adequate sources of liquidity to meet its liquidity needs. The Bank's liquid assets (net of pledged assets) totaled approximately $62,000,000 and $76,289,000 at March 31, 1999 and December 31, 1998,
respectively, and constituted 30.6% and 38.5% of total assets on those dates.

Although the Bank's primary sources of liquidity include liquid assets and a stable deposit base, the Bank maintains lines of credit with the Federal Home Loan Bank, the Federal Reserve Bank of San Francisco and its correspondent banks. The total of these lines of credit was $14,052,000, of which $8,847,000 was outstanding as of March 31, 1999 and $677,000 was outstanding as of December 31, 1998.


CAPITAL RESOURCES

A strong capital base is essential to the Bank's ability to continue to serve the needs of its customers and shareholders. Capital protects depositors and is a source of funds for the significant investments necessary for the Bank to operate competitively. Additionally, adequate capital and earnings enable the Bank to continue to have access to the capital markets to supplement internal growth of equity. Capital is generated internally in the form of earnings and retention of those earnings.

Total shareholders' equity was $18,781,000 at March 31, 1999, an increase of $261,000 or 1.4% from $18,520,000 at December 31, 1998. No options to purchase shares of the Bank's Common Stock were exercised during the first quarter of 1999. The increase in equity is due primarily to net earnings for the quarter.

Federal regulations establish guidelines for calculating "risk-adjusted" capital ratios and minimum ratio requirements. Under these regulations, national banks are required to maintain a total risk-based capital ratio of 8.0% and Tier 1 risk-based capital (primarily shareholders' equity) of at least 4% of total qualifying capital. The Bank had Total and Tier 1 risk-based capital ratios of 12.75% and 11.50%, respectively, at March 31, 1999, and 12.30% and 11.05%, respectively, at December 31, 1998.

In addition, regulators have adopted a minimum leverage ratio standard for Tier 1 risk-based capital to total assets. As of March 31, 1999 and December 31, 1998, the Bank's leverage ratio was 6.86% and 6.73%, respectively, exceeding the minimum guidelines of 3 to 5%.

YEAR 2000 COMPLIANCE

The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

The Bank has written a plan to mitigate the risks associated with the impact of the Year 2000. The plan directs the Bank's Year 2000 activities under the framework of the Federal Financial Institutions Examination Council ("FFIEC") Five-Step Program. The FFIEC's Five-Step Program includes the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. The Awareness Phase, which is 100% complete, defines the Year 2000 problem and gains executive level support for the necessary resources to prepare the Bank for Year 2000 compliance. The Assessment Phase, also 100% complete, assesses the size and complexity of the problem and details the magnitude of the effort necessary to address the Year 2000 issues. Although the Awareness and Assessment Phases are complete, the Bank will continue to evaluate any new issues as they arise. The Renovation Phase, now 90% complete, includes the incremental changes to hardware and software components. The Validation Phase, also 90% complete, includes the testing of hardware and software components and is scheduled to be substantially complete by June 30, 1999. The Implementation Phase, 80% complete, certifies that systems are Year 2000 compliant and will be accepted by the end users. The Implementation Phase is scheduled to be substantially complete by June 30, 1999. The Bank has completed the development of test and validation methodologies for its Information Technology systems. Testing of applications was substantially completed by December 31, 1998. In some cases, the bank will rely on service providers and software vendors to facilitate proxy testing with a selected group of users. The Bank will review the test plans and validate the results of the proxy testing to ensure the Year 2000 compliance of those systems. The Bank's business also uses non-IT products and services, some of which have embedded technology, which might not be ready for the Year 2000 date change. Some non-IT products and services involve infrastructure issues such as power, communications and water, as well as ventilation, vault operations and air conditioning equipment. The Bank classifies power and communications as non-IT products and considers them to be of significant importance, giving them a high priority. Based on responses from vendors and software providers, the Bank does not anticipate incurring any material expenses owed to unpreparedness. The Bank has identified material third party relationships to minimize the potential loss from unpreparedness of these parties. The testing and validation of these systems was substantially completed by December 31, 1998.

The Bank is making efforts to ensure that its customer base is aware of the Year 2000 problem. Year 2000 correspondence has been sent to both deposit and loan customers. The Bank has amended its credit authorizations and documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's employees to determine whether they are aware of Year 2000 risks and whether they are taking corrective actions.

The total cost to the Bank of these Year 2000 compliance activities was approximately $10,000 for 1998, and none through the first quarter of 1999. The Bank is expensing all costs associated with the necessary modifications during the period in which they are incurred. These costs and the date on which the Bank plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs incurred in 1998 did not have a material effect on the Bank's reported earnings for 1998 and the Bank does not expect the costs incurred for the same period in 1999 to have a material effect on net income. It is anticipated that any disruption of services would be partial and brief, and that there will not be a material impact on revenues or earnings.

The Bank is developing contingency plans to address the possibility that efforts to mitigate Year 2000 risk are not successful either in whole or in part. These plans will include remedial efforts up to and including complete manual processing of information for critical IT systems in the event that there is a failure after December 31, 1999. These plans, along with all associated implementation training, should be completed by June 30, 1999.

The factors that may cause actual results to differ materially from those contemplated may include the failure by third parties to adequately remediate Year 2000 issues or the inability of the Bank to complete writing and/or testing software changes on time schedules currently expected. Nevertheless, the Bank expects that its Year 2000 compliance efforts will be successful without any adverse effects on its business.

PART II

Item 1.  LEGAL PROCEEDINGS

The Bank is involved in litigation in the ordinary course of its business, particularly in connection with certain nonperforming loans. In the first quarter of 1999, legal expenses related to nonperforming loans were significant, and such expenses are likely to continue into the remainder of 1999. See "Management's Discussion and Analysis - Other Operating Expense." In the opinion of management, the ultimate outcome of current pending and threatened litigation is not expected to have a material adverse effect on the Bank's financial condition and results of operations.

Item 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS - NONE

Item 3.  DEFAULTS UPON SENIOR SECURITIES - NONE

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS - NONE

Item 5.  OTHER INFORMATION - NONE

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)      Exhibits - None

         (b)      Reports on Form 8-K.

                  No reports on Form 8-K were filed during the period ended March 31, 1999.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     SIX RIVERS NATIONAL BANK
                                     (Registrant)


                                     By /s/ MICHAEL W. MARTINEZ
                                       -----------------------------------------
                                            Michael W. Martinez
                                            President, Chief Executive Officer
                                            and Principal Financial Officer